Exhibit 23






               Consent of Independent Certified Public Accountants


     We have issued our reports dated September 27, 1999, accompanying the consolidated financial statements and schedule incorporated by reference or included in the Annual Report of Valley Resources, Inc. and subsidiaries on Form 10-K for the year ended August 31, 1999. We hereby consent to the inclusion and incorporation by reference of said reports in the Valley Resources, Inc. and subsidiaries amended Annual Report on Form 10-K/A.


GRANT THORNTON LLP



Boston, Massachusetts
March 24, 2000